AGREEMENT AND PLAN OF MERGER

OF

ECLIPS ENERGY TECHNOLOGIES, INC., A FLORIDA CORPORATION

AND

ECLIPS MEDIA TECHNOLOGIES, INC., A DELAWARE CORPORATION

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of March 2, 2010, made and entered into by and between Eclips Energy Technologies, Inc., a Florida corporation ("EEGT"), and Eclips Media Technologies, Inc., a Delaware corporation ("EMT"), which corporations are sometimes referred to herein as the "Constituent Corporations."

W I T N E S S E T H:

WHEREAS, EEGT is a corporation organized and existing under the laws of the State of Florida, having been incorporated on September 23, 1997, under the laws of the State of Florida under the Florida Business Corporation Act (the “FBCA”); and

WHEREAS, EMT is a wholly-owned subsidiary corporation of EEGT, having been incorporated under the laws of the State of Delaware under the Delaware General Corporation Law (the “DGCL”) on February 16, 2010; and

WHEREAS, the respective Boards of Directors of EEGT and EMT have determined that it is desirable to merge EEGT with and into EMT and that EMT shall be the surviving corporation (the "Merger"); and

WHEREAS, the parties intend by this Agreement to effect a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, EEGT and EMT hereto agree as follows:

ARTICLE I
MERGER

1.1 The Merger shall become effective upon the acceptance of the filing of the Articles of Merger with the Department of State of the State of Florida and the acceptance of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Date").  On the Effective Date, EEGT shall be merged with and into EMT, the separate existence of EEGT shall cease and EMT (hereinafter sometimes referred to as the "Surviving Corporation") shall continue to exist under the name of Eclips Media Technologies, Inc. by virtue of, and shall be governed by, the laws of the State of Delaware. The address of the registered office of the Surviving Corporation in the State of Delaware will be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware  19801.

ARTICLE II
CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

2.1 The name of the Surviving Corporation shall be "Eclips Media Technologies, Inc.". The Certificate of Incorporation of the Surviving Corporation, attached hereto as Exhibit A, as in effect on the date hereof, shall be the Certificate of Incorporation of EMT (the "EMTCharter") without change, unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

ARTICLE III
BYLAWS OF THE SURVIVING CORPORATION

3.1 The Bylaws of the Surviving Corporation, as in effect on the date hereof shall be the Bylaws of EMT (the "EMT Bylaws") without change, unless and until amended in accordance with Article VIII of this Agreement or otherwise amended in accordance with applicable law.

ARTICLE IV
EFFECT OF MERGER ON STOCK OF CONSTITUENT CORPORATIONS

4.1 On the Effective Date, each outstanding share of Common Stock of EEGT, par value $0.0001 per share (the "EEGT Common Stock") shall be converted into two (2) shares of Common Stock, par value $0.0001 per share, of EMT (the "EMT Common Stock"), and each outstanding share of EMT Common Stock held by EEGT shall be retired and canceled.  In addition, on the Effective Date, each outstanding share of EEGT Series D Preferred Stock, par value $0.0001 per share ("EEGT Preferred"), shall be converted into two (2) shares of EMT Series A Preferred Stock, par value $0.0001per share (the "EMT Preferred").  The shares of EMT Preferred shall be identical to the shares of EEGT Preferred, respectively, except that the shares of EMT Preferred will be convertible into shares of EMT Common Stock on a share for share basis and shall possess 250 votes per share. The additional powers, designations, preferences, and rights of the EMT Preferred are described in more detail in the Certificate of Designation, attached hereto as Exhibit B.  In addition, on the Effective Date, the outstanding 6% convertible debentures due February 3, 2012 of EEGT shall be assumed by EMT and converted into outstanding 6% convertible debentures due February 3, 2012 of EMT.

4.2 All options and rights to acquire EEGT Common Stock, and all outstanding warrants or rights outstanding on the Effective Date to purchase EEGT Common Stock, will automatically be converted into equivalent options, warrants and rights to purchase two (2) times the number of shares of EMT Common Stock at fifty (50%) percent of the exercise, conversion or strike price of such converted options, warrants and rights.

4.3 After the Effective Date, (i) certificates representing shares of EEGT Common Stock will represent shares of EMT Common Stock, and (ii) certificates representing shares of EEGT Preferred will represent shares of EMT  Preferred, and upon surrender of the same to the transfer agent for EEGT, who also shall serve as the transfer agent for EMT, the holder thereof shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of EMT Common Stock or EMT Preferred into which such shares of EEGT Common Stock or EEGT Preferred shall have been converted pursuant to Article 4.1.

ARTICLE V
CORPORATE EXISTENCE, POWERS AND LIABILITIES OF THE SURVIVING
CORPORATION

5.1 On the Effective Date, the separate existence of EEGT shall cease.  EEGT shall be merged with and into EMT, the Surviving Corporation, in accordance with the provisions of this Agreement. Thereafter, EMT shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of each of the parties to this Agreement; all singular rights, privileges, powers and franchises of EEGT and EMT, and all property, real, personal and mixed and all debts due to each of them on whatever account, shall be vested in EMT; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of EMT, the Surviving Corporation, as they were of the respective constituent entities, and the title to any real estate, whether by deed or otherwise, vested in EEGT and EMT, or either of them, shall not revert or be in any way impaired by reason of the Merger, but all rights of creditors and all liens upon the property of the parties hereto, shall be preserved unimpaired, and all debts, liabilities and duties of EEGT shall thenceforth attach to EMT, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

5.2 EEGT agrees that it will execute and deliver, or cause to be executed and delivered, all such deeds and other instruments and will take or cause to be taken such further or other action as the Surviving Corporation may deem necessary in order to vest in and confirm to the Surviving Corporation title to and possession of all the property, rights, privileges, immunities, powers, purposes and franchises, and all and every other interest of EEGT and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI
OFFICERS AND DIRECTORS OF SURVIVING CORPORATION

6.1 Upon the Effective Date, the officers and directors of EEGT shall become the officers and directors of EMT, and such persons shall hold office in accordance with the EMT Bylaws until their respective successors shall have been appointed or elected.

6.2 If upon the Effective Date, a vacancy shall exist in the Board of Directors of the Surviving Corporation, such vacancy shall be filled in the manner provided by the EMT Bylaws.

ARTICLE VII
DISSENTING SHARES

7.1 Holders of shares of EEGT Common Stock, or EEGT Preferred who have complied with all requirements for perfecting their rights of appraisal set forth in Chapters 607.1301 to 607.1333 of the FBCA shall be entitled to their rights under Florida law with payments to be made by the Surviving Corporation.

ARTICLE VIII
APPROVAL BY SHAREHOLDERS, EFFECTIVE DATE, CONDUCT OF BUSINESS
PRIOR TO EFFECTIVE DATE

8.1 Promptly after the approval of this Agreement by the requisite number of shareholders of EEGT, the respective Boards of Directors of EEGT and EMT will cause their duly authorized officers to make and execute Articles of Merger and a Certificate of Merger or other applicable certificates or documentation effecting this Agreement and shall cause the same to be filed with the Department of State of Florida and Secretary of State of Delaware, respectively, in accordance with the FBCA and the DGCL.

8.2 The Boards of Directors of EEGT and EMT may amend this Agreement and the EMT Charter or EMT Bylaws at any time prior to the Effective Date, provided that an amendment made subsequent to the approval of the Merger by the shareholders of EEGT may not (i) change the amount or kind of shares to be received in exchange for or on conversion of the shares of the EEGT Common Stock or EEGT Preferred; or (ii) alter or change any of the terms and conditions of this Agreement or the EMT Charter or EMT Bylaws if such change would adversely affect the holders of the EEGT Common Stock or EEGT Preferred.

ARTICLE IX
TERMINATION OF MERGER

9.1 This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after shareholder approval of this Agreement, by the consent of the Board of Directors of EEGT and EMT.

ARTICLE X
MISCELLANEOUS

10.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

10.2 EXPENSES. If the Merger becomes effective, the Surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, EEGT shall pay all expenses incurred in connection with all the proceedings taken in respect of this Merger Agreement or relating thereto.

10.3 AGREEMENT. An executed copy of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation at 3900A 31st Street North, St. Petersburg, FL 33714 and, upon request and without cost, a copy thereof will be furnished to any shareholder.

10.4 COUNTERPARTS. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ECLIPS MEDIA TECHNOLOGIES, INC.,
a Delaware corporation

By:_/s/Gregory D. Cohen___________________
Gregory D. Cohen, Chief Executive Officer

ECLIPS ENERGY TECHNOLOGIES, INC.,
a Florida corporation

By: /s/Gregory D. Cohen___________________
Gregory D. Cohen, Chief Executive Officer